AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made and entered into, effective as of the 3RD day of September 1997, by and among THE NORWICH SAVINGS SOCIETY, a Connecticut savings bank with its principal office and place of business in Norwich, Connecticut ("Bank"), NORWICH FINANCIAL CORP., a Delaware corporation and holder of all of the outstanding capital stock of Bank ("NFC" or "Parent"), and Michael
J. Hartl, a resident of Glastonbury, Connecticut ("Executive").

                       W I T N E S S E T H:

     WHEREAS, Executive has been and continues to be employed by Bank and NFC in an executive capacity pursuant to an Employment
Agreement between Executive and Bank and NFC dated as of the 1st day of June, 1995; and

     WHEREAS, Bank, NFC and Executive desire to amend and restate the Employment Agreement on the terms herein set forth; and

     WHEREAS, Bank, NFC and Executive are willing to enter into this Amended and Restated Employment Agreement ("Agreement") on the terms herein set forth;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a)  "Cause" shall mean:

               (i) Executive's conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude;

               (ii) Executive's commission of an act of personal dishonesty or breach of fiduciary duty, whether or not involving personal profit, in connection with Executive's employment by Bank or any other organization of public trust;

               (iii) Executive's commission of an act which the Board of Directors of Bank by a vote of at least two-thirds (2/3) of all of the Directors (excluding Executive) shall have found to have involved willful misconduct or gross negligence on the part of Executive, in the conduct of his duties or public life or which causes material embarrassment to the Bank or Parent;

               (iv) Habitual absenteeism, chronic alcoholism or any other form of addiction on the part of Executive which prevents him from performing the essential functions of his position with or without reasonable accommodation; or

               (v) Entry of any final order of a federal or state regulatory authority having jurisdiction over Bank or Parent directing the removal of Executive from office.

          (b) "Change-in-Control" shall be deemed to have occurred with respect to Bank if any "Person," as hereinafter defined, has acquired control of Bank. A "Person" has control:

               (i) if a Distribution Date shall have occurred within the meaning of the Preferred Stock Rights Plan of Parent adopted by Parent on November 21, 1989, as amended (the "Rights
Plan"), so long as the Rights Plan is in effect;

               (ii) if the Rights Plan is not in effect, ten (10) days following the public announcement that any Person (other than Parent), directly or indirectly, or acting through one (1) or more other Persons, owns, controls or has power to vote twenty percent (20%) or more of the voting common stock of Bank or of Parent (excluding for purposes hereof any such stock acquired in any one
(1) or more transactions approved by resolution of a majority of the Board of Directors of Parent) and one (1) or more designees of such Person is a member of or is thereafter elected to the Board of Directors of Bank or Parent;

               (iii) if the Rights Plan is not in effect, ten (10) days following the public announcement of the commencement of a tender offer or exchange offer that would result in the Person acquiring twenty percent (20%) or more of the voting common stock of Bank or Parent;

               (iv) if Bank or Parent consummates a merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction with such Person, excluding, however, any merger, consolidation, sale of substantially all its assets, or substantially similar reorganization transaction in which the Market Value of the outstanding capital stock of such Person is forty percent (40%) or less of the Market Value of the outstanding capital stock of Parent. For purposes hereof, "Market Value" shall mean the average of the closing price of the capital stock over the last ten (10) trading days prior to the date of execution of a definitive agreement for such merger or consolidation multiplied by the number of shares of such capital stock outstanding on the date of execution of such definitive agreement;

               (v) if during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bank or Parent cease for any reason to constitute a majority of such Board, unless the election, or the nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or

               (vi) if the Board of Directors of Bank or Parent, by vote of a majority of all the Directors (excluding Executive), adopts a resolution to the effect that a "Change-in-Control" has occurred for purposes of this Agreement.

          (c) "Disability" shall mean the incapacity of Executive by illness or any other cause as determined under the long-term disability insurance Plan of Bank in effect at the time in question, or if no such plan is in effect, then such incapacity of Executive as prevents Executive from performing the essential functions of his position with or without reasonable accommodation for a period in excess of two hundred forty (240) days (whether or not consecutive), or one hundred eighty (180) days consecutively, as the case may be, during any twelve (12) month period.

          (d) "Good Reason" shall mean the occurrence of any action which (i) removes or changes Executive's title or reduces Executive's job responsibilities or base salary (except pursuant to a general reduction of not more than ten percent (10%) in executive base salaries effected throughout the Bank prior to a Change-in-Control; (ii) results in a significant worsening of Executive's work conditions; or (iii) moves Executive's place of employment to a location that increases Executive's commute by more than thirty (30) miles over the length of Executive's commute from his place of principal residence at the time the move is requested; provided that, following a Change-in-Control, "Good Reason" shall mean the good faith determination by Executive that any such action has occurred.

          (e) "Material Breach" by Executive shall mean a determination, made prior to the occurrence of a Change-in-Control by vote of at least two-thirds (2/3) of all of the Directors of Bank (excluding Executive), that Executive shall have failed to comply in any material respect with his obligations under this Agreement following written notice to Executive of the alleged deficiencies thereunder and a fair opportunity to cure such deficiencies (the existence of which shall be confirmed by the foregoing required vote). Any determination in accordance with the preceding sentence shall be conclusive and binding for all purposes of this Agreement.

          (f) "Person" shall mean any individual, corporation, partnership, company or other entity, and shall include a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

          (g) "Potential Change-in-Control" shall be deemed to have occurred if (i) Bank or Parent enters into a letter of intent, memorandum of understanding or definitive agreement providing for, or publicly announces that it is considering, one
(1) or more transactions, the consummation of which would result in the occurrence of a Change-in-Control; (ii) any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control; or
(iii) the Board of Directors of Bank or Parent adopts a resolution to the effect that a Potential Change-in-Control has occurred for purposes of this Agreement.

     2.   Employment.

          (a) Bank and NFC hereby agree to employ Executive as Executive Vice President, Treasurer and Chief Financial Officer of Bank and NFC and Executive accepts said employment and agrees to serve for the Term of this Agreement in such capacity upon the terms and conditions hereinafter set forth. Subject to the provisions of subparagraphs (b) and (d) of this Paragraph 2, and to the provisions of Paragraph 6 below, "Term" shall mean a continuously renewing period of two (2) years.

          (b) Except as provided in subparagraph (c) below, at any time during the Term, Bank and NFC may, by written notice to Executive, advise Executive of their desire to modify or amend any of the terms or provisions of this Agreement or to delete or add any terms or provisions. Any such notice ("Notice") shall describe the proposed modifications in reasonable detail. In the event a Notice shall be given to Executive, Bank, NFC and Executive agree to discuss the proposed modification(s) and to attempt in good faith to reach agreement with respect thereto and to reduce such agreement to writing in an amendment to be executed by all the parties ("Amendment"). If a Notice is given hereunder and an Amendment shall not have been executed on or before the sixtieth (60th) day following the date on which Notice is given, then the Term shall thereupon be automatically converted to a fixed period ending two (2) years after the expiration of such sixty (60) days.

          (c) No Notice given pursuant to subparagraph (b) above shall be effective if given during the period commencing on the date a Potential Change-in-Control occurs during the Term and ending on the earlier of (i) abandonment of the event giving rise to such Potential Change-in-Control (as determined by the Board of Directors) and (ii) six (6) months following occurrence of the Change-in-Control which gave rise to the Potential Change-in-Control.

          (d) Notwithstanding any other provision hereof, if a Change-in-Control shall occur while this Agreement is in effect, one (1) year shall automatically be added to the Term on the date of such Change-in-Control; provided that, once effective, the foregoing provision shall not be effective again on the occurrence of any subsequent or successive Change-in-Control.

     3.   Duties of Employment.

     (a) During the Term, Executive will serve as Executive Vice President, Treasurer and Chief Financial Officer of Bank and NFC, subject to the terms of this Employment Agreement and the direction and control of the Boards of Directors and the President of Bank and NFC. During the Term, Executive will serve Bank and NFC faithfully, diligently and competently and will devote full-time to his employment and will hold, in addition to the offices of Executive Vice President, Treasurer and Chief Financial Officer of Bank and NFC, such other executive offices of Bank or NFC, or their respective subsidiaries and affiliates, to which he may be elected, appointed or assigned by the Boards of Directors of Bank or NFC from time to time and will discharge such executive duties in connection therewith. Nothing in this Agreement shall preclude

Executive, with the prior approval of the President of Bank and NFC, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with Bank or NFC, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of his duties hereunder.

          (b) In the event that (1) a Potential Change-in-Control shall occur while Executive is employed by Bank and/or Parent and
(2) the Term shall have expired prior to the earlier of (x) abandonment of the event giving rise to such Potential Change-in-Control (as determined by the Board of Directors) and (y) occurrence of the Change-in-Control which gave rise to the Potential Change-in-Control, Executive agrees that he will remain in the employ of Bank and Parent at the request of Bank and Parent, and in such event Bank and Parent agree to continue to employ Executive, in the offices then held by him with Bank and Parent and on the terms of employment then in effect until the earlier to occur of the following: (i) the event giving rise to the Potential Change-in-Control shall have been abandoned or terminated; (ii) a Change-in-Control has occurred; or (iii) the Board of Directors of Bank shall have determined by vote of at least two-thirds (2/3) of all the Directors (excluding Executive) that Executive's obligations under this subparagraph shall cease. During the period covered by the preceding sentence, Executive shall render such services as shall be required of him in order to explore and pursue fully the Potential Change-in-Control in accordance with directions, policies and determinations from time to time made by the Board of Directors of Bank or Parent or the President of Bank and communicated to Executive. During said period, Executive shall use his reasonable best efforts to fulfill his responsibilities to Bank in the interests of Bank and the shareholders of Parent and as reasonably requested of him by the Board of Directors of Bank or Parent or the President of Bank for such purposes. The employment of Executive pursuant to the first sentence of this subparagraph (b) may be terminated, without breach of this Agreement, either by Bank or Parent for Cause, Disability or Material Breach, or by Executive for Good Reason.

     4.   Compensation.  During the Term, Bank shall pay to
Executive as compensation for the services to be rendered by him hereunder the following:

          (a) A base salary at the rate of One Hundred Sixty-Eight Thousand Seven Hundred Dollars ($168,700) per year, or such larger sum as the Board of Directors of Bank may from time to time determine in connection with regular periodic performance reviews pursuant to Bank's policies and practices. Such compensation shall be payable in accordance with normal payroll practices of Bank.

          (b) In addition, Executive may be entitled to a bonus, payable in cash or other form of compensation, at the end of each calendar year during such Term in an amount and form set by the Board of Directors of Bank. The Board of Directors may establish one or more individual or corporate goals for each such year, the achievement of which may be made a condition to the payment of the foregoing bonus to Executive. Such goals shall be communicated to Executive and shall be stated to be a condition to payment of said bonus.

     5. Benefits. During the Term, Executive shall be entitled to the following benefits:

          (a) Comprehensive health insurance and major medical coverage comparable to such coverage provided for executive employees of Bank generally in compliance with plans or practices in effect at Bank.

          (b) Participation in Bank's long-term disability insurance plan and pension plan, in accordance with the terms thereof, as may be in effect from time to time.

          (c) Life insurance on the life of Executive in an amount not less than three (3) times the base salary of Executive in accordance with the life insurance plan as may be in effect from time to time for executives of Bank in the same benefits classification as Executive, payable to a beneficiary selected by Executive.

          (d) A vacation of at least four (4) weeks per year, during which Executive's compensation shall be paid in full. The period of vacation selected each year shall be with the approval of the President of Bank. Vacation time which is not taken by Executive in any year may be deferred and taken in the first quarter of the following year.

          (e) Reimbursement of all travel and other reasonable business expenses incident to the rendering of services by Executive hereunder subject to the submission of appropriate vouchers and receipts in accordance with Bank's policy from time to time in effect.

          (f) A late model American automobile as approved by the Board of Directors of Bank, together with reimbursement for the ordinary and necessary expenses of said automobile incurred by Executive in the course of performing his duties for Bank hereunder.

     6. End of Term. The Term shall end upon the occurrence of any of the following events:

          (a) Termination of Executive's employment by Bank or NFC for "Cause."

          (b) The voluntary termination of Executive's employment by Executive other than for "Good Reason."

          (c) The Disability of Executive. If this Agreement is terminated by reason of the Disability of the Executive, Bank shall give written notice to that effect to Executive in the manner provided in Paragraph 16 herein.

          (d)  The death of Executive.

          (e) The retirement of Executive in accordance with the retirement policy of Bank, including early retirement, generally applicable to its executives or in accordance with any retirement arrangement established with the consent of Executive with respect to him.

          (f) Full compliance by Bank with the provisions of Paragraph 7(f) below, if Executive's employment shall have been terminated by Bank during the Term for any reason other than "Cause," "Disability," or if Executive shall have voluntarily terminated his employment during the Term for "Good Reason."

          (g)  The Executive attains the age of sixty-five (65).

     7.   Payment Upon Termination.

          (a) If Executive's employment is terminated by Bank for "Cause," as defined in Paragraph 1(a), the obligations of Bank and NFC under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

          (b) If Executive shall voluntarily terminate his employment during the Term other than for "Good Reason," as defined in Paragraph 1(d), the obligations of Bank and NFC under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such termination.

          (c) If Executive's employment is terminated during the Term by reason of Disability, then Executive shall receive, in addition to his disability benefits under the Bank's long-term disability plan, the difference between such disability benefits and his then current rate of base salary for six (6) months after termination of employment.

          (d) In the event of the death of Executive during the Term, then, in addition to and not in substitution for any other benefits which may be payable by Bank in respect of the death of Executive, the base salary then payable hereunder shall continue to be paid at the then current rate for a period of six (6) months after such death to such beneficiary as shall have been designated in writing by Executive, or if no effective designation exists, then to the estate of Executive.

          (e) If Executive's employment is terminated by reason of retirement as specified in Paragraph 6(e), the obligations of Bank and NFC under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only salary and reimbursable expenses accrued through the date of such retirement.

          (f) If Executive's employment is terminated by Bank during the Term for any reason other than for "Cause," or "Disability," or if Executive shall voluntarily terminate his employment during the Term for "Good Reason," Executive shall be entitled to receive, and Bank shall be obligated to pay and provide Executive, the following amounts:

               (i) An amount in consideration of the covenants by Executive set forth in Paragraphs 8 and 9 below to be determined by an independent certified public accounting firm retained by Bank to be the reasonable value of said covenants as of the date of termination of Executive's employment. Said amount shall be paid in cash in a lump sum in the month next following Executive's termination of employment and shall be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto.

               (ii) The base salary of Executive, at the rate in effect immediately prior to Executive's termination, for the remainder of the Term in effect under Paragraph 2 of this Agreement, from which shall be subtracted the amount payable to Executive pursuant to subparagraph (f)(i) above and the amount, if any, payable to Executive under any then effective severance pay plan of Bank, payable in accordance with normal payroll practices of Bank, or at Bank's option the commuted value (determined by discounting all payments at a rate equal to the bond equivalent yield of the latest two-year Treasury Note auction) of such salary to be paid in cash in a lump sum in the month next following Executive's termination of employment and to be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto; provided that if Executive's termination is after a Change-in-Control such payment shall be in the form of a lump sum as aforesaid, but calculated without any discount as aforesaid.

               (iii) An amount equal to the aggregate amounts that Bank would have contributed on behalf of Executive under Bank's Thrift Plan, if any such plan shall be in effect, until the end of the Term (plus estimated earnings thereon) had Executive continued in the employ of Bank until the end of the Term and made contributions under said plan at a rate, as a percentage of salary, equal to the rate at which Executive had made contributions to said plan in the plan year immediately preceding Executive's termination.

               (iv) Additional retirement benefits equal to the difference between (A) the annual pension benefits that would have been payable to Executive under the Retirement Plan of Bank (the "Plan") and under any supplemental retirement plan or agreement covering Executive ("Supplemental Plan"), if Executive had been continued in the employ of Bank until the end of the Term and had received compensation at least equal to that specified in Paragraph 4(a) of this Agreement until such time, and (B) the annual benefits actually payable to Executive under the Plan and any such Supplemental Plan, the discounted present value of such additional benefits, as calculated by the independent actuary for the Plan, to be payable in a lump sum to Executive within thirty
(30) days after the expiration of the non-competition period specified in Paragraph 9(a) of this Agreement, provided that

Executive shall not have breached said non-competition provisions.

               (v) To the extent that any form of compensation previously granted to Executive, such as, by way of example only, restricted stock or performance share awards, shall not be fully vested or shall require additional service as an employee at the time of the termination of Executive's employment, Executive shall be credited with additional service through the end of the Term for such purpose.

               (vi) During the period of eighteen (18) months following Executive's termination of employment (or such other period as shall be prescribed by the then applicable COBRA law) (the "continuation period"), Executive shall continue to receive such individual and/or family health benefits coverage as he was receiving at the time of termination of employment, with Bank and Executive paying the same portion of the cost of such coverage as existed at the time of Executive's termination, for so long during the continuation period as Executive elects to continue coverage and pays his portion of the costs of coverage.

               (vii) To the extent that Bank maintains life insurance for the benefit of Executive at the time of Executive's termination of employment, Executive shall have the right to convert such policy to an individually owned term life policy (to the extent permitted under the governing contracts) and Bank will pay an annual amount of up to one hundred fifty percent (150%) of the amount of the average annual premium paid for such life insurance on behalf of Executive over the three (3) fiscal years of Bank preceding termination of employment to continue up to the same amount of coverage on a term basis for the remainder of Executive's Term. Executive shall have the right to pay any additional premium amount to maintain the full amount of insurance in effect or elect to receive lesser coverage for the same premium. Executive shall also have the right to decline any continued insurance coverage, in which event Bank will pay to Executive in a single sum an amount equal to the discounted present value of the cost of continued coverage as aforesaid.

               (viii) Bank shall not be obligated to continue any disability or disability income insurance on behalf of Executive following the date of Executive's termination of employment. To the extent permitted under any contracts, programs or policies of such nature in effect at the time of such termination, Executive may continue at his sole cost and expense coverage thereunder for a period of up to eighteen (18) months.

               (ix) During the balance of the Term, Executive shall continue to receive such perquisites, other than those specified in the preceding subparagraphs above, as he was receiving at the time of termination of employment with, to the extent applicable, the same cost sharing with Bank as was in effect immediately prior to Executive's termination of employment.

               (x) If Executive's termination is after a Change-in-Control, Bank shall reimburse Executive for the amount of any reasonable legal fees and expenses incurred by Executive in any successful action (whether or not arbitration or litigation shall be involved) to obtain or enforce any right or benefit provided to Executive by Bank hereunder or as confirmed or acknowledged hereunder.

     8. Confidential Information. Executive understands that in the course of his employment by Bank and NFC, Executive will receive or have access to confidential information concerning the business or purposes of Bank and NFC, and which Bank and NFC desire to protect. Such confidential information shall be deemed to include, but not be limited to, Bank's customer lists, loan lists and information, and employee lists, including, if known, personnel information and data. Executive agrees that he will not at any time during the period ending one (1) year after the later of (a) the end of the Term and (b) the end of the period in which Executive is entitled to receive any payments or benefits under this Agreement, reveal to anyone outside Bank or NFC or use for his own benefit any such information without specific written authorization by Bank or NFC. Executive further agrees not to use any such confidential information or trade secrets in competing with Bank or NFC at any time during or in. the one (1) year period immediately following termination of employment with Bank and NFC.

     9.   Covenants by Executive Not to Compete With Bank or NFC.

          (a) Upon termination of Executive's employment with Bank and NFC for any reason, Executive covenants and agrees that he will not at any time during the period of two (2) years from and after such termination directly or indirectly in any manner or under any circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business in any city or town where Bank or NFC operates a full service branch office at the time of Executive's termination that in any way competes with the business of Bank or NFC as it exists at the time of Executive's termination, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business in any city or town where Bank or NFC operates a full service branch office at the time of Executive's termination which is, or as a result of the Executive's engagement or participation would become, competitive with any aspect of the business of Bank or NFC as it exists at the time of Executive's termination or solicit any officer, director, employee or agent of Bank or NFC or any subsidiary or affiliate of Bank or NFC to become an officer, director, employee or agent of Executive, his respective affiliates or anyone else; ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision.

          (b) Executive hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Bank and NFC, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in these Paragraphs.

          (c) The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in die determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

          (d) The provisions of this Paragraph 9 shall not apply if Bank shall be prohibited under Paragraph 15 below from making any payments to Executive pursuant to Paragraph 7 above.

     10. No Obligation to Mitigate. So long as Executive shall not be in breach of any provision of Paragraph 8 or 9, Executive shall have no duty to mitigate damages in the event of a termination and if he voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of Bank to make payments hereunder.

     11. Resignation. In the event that Executive's services hereunder are terminated under any of the provisions of this Agreement (except by death), Executive agrees that he will deliver his written resignation as a Director and/or an officer of Bank or NFC, or their subsidiaries and affiliates, to the Board of Directors, such resignation to become effective immediately or, at the option of the Board of Directors, on a later date as specified by the Board.

     12. Insurance. Bank shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with Bank in connection with the procurement of any such insurance, and any claims thereunder.

     13. Release. As a condition of receiving payments or benefits provided for in this Agreement, at the request of Bank, Executive shall execute and deliver for the benefit of Bank and NFC, and any subsidiary or affiliate of Bank or NFC, a general release in the form set forth in Attachment A, and such release shall become effective in accordance with its terms. The failure or refusal of Executive to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Bank and NFC to make payments or provide benefits hereunder, and the forfeiture of the right of Executive to receive any such payments and benefits. Executive acknowledges that Bank and NFC have advised him to consult with an attorney prior to signing this Agreement and that he has had an opportunity to do so.

     14. Section 280G Limit. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Bank, its successors, or any person affiliated with Bank ("Affiliate") within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively "Total Payments") would, in the determination of the independent certified public accounting firm then retained by Bank (the "Tax Advisor"), not be deductible (in whole or in part) by Bank, an Affiliate or other person making such payment or providing such benefit as a result of Section 280G of the Code, or any successor to such Section, payments and benefits pursuant to this Agreement shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or payments and benefits pursuant to this Agreement are reduced to zero. For purposes of this limitation, (i) no portion of the Total Payments the receipt of which Executive, in the determination of the Tax Advisor, shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account; and (ii) any reduction in the payments and benefits pursuant to this Paragraph shall be made from the payments and benefits to be made pursuant to clauses (i) through (iv) of Paragraph 7(f), in such order as may be determined by Executive, except to the extent that such payments and benefits, in the determination of the Tax Advisor, are reasonable compensation within the meaning of Section 280G of the Code. The determination of the Tax Advisor as to the deductibility of the Total Payments shall be completed not later than forty-five (45) days following Executive's termination of employment, and such determination shall be communicated in writing to Bank, with a copy to Executive, within said forty-five (45) day period. The determination of the Tax Advisor as to the deductibility of the Total Payments shall be deemed conclusive and binding of Bank and Executive and shall not be subject to the arbitration provisions hereof Bank shall pay the fees and other costs of the Tax Advisor hereunder. In the event that the independent certified public accounting firm then retained by Bank is unable or declines to serve as Tax Advisor for purposes of making the foregoing determination, Bank shall appoint another accounting firm of national reputation to serve as Tax Advisor.

     15. Regulatory Limitation. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to Bank or its parent at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit. Insurance Corporation ("Prohibited Payment"). In such event the provisions of Section 18 below shall apply. If and to the extent Bank shall at a later date be relieved of the restriction on its ability to make any Prohibited Payment, then at such time Bank shall promptly make payment of any such amounts to Executive.

     16. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Executive or to the Secretary of Bank and NFC, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Executive, to his last known address as carried on the personnel records of Bank, and, in the case of Bank and NFC, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party. Executive hereby agrees to give Bank and NFC not less than sixty (60) days' advance notice of his intended resignation or other termination from Bank or NFC, whether or not at the end of the Term.

     17. Successors and Assigns. The rights and obligations of Bank and NFC under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Bank and NFC, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Bank or NFC, or of any division of Bank for which Executive has primary management responsibility, or with or into which Bank or NFC may be consolidated or merged or any surviving corporation in any merger involving Bank or NFC.
All references in this Agreement to Bank and NFC shall be deemed to include all such successors and assigns.

     18. Arbitration. Any dispute which may arise between the parties hereto may, if both parties agree, be submitted to binding arbitration in the City of Hartford in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to Bank's Board of Directors in an effort to resolve such dispute without resort to arbitration.

     19. Severability. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

     20. Amendment. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto.

     21. Construction. This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject matter covered hereby. This Agreement shall be governed and construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

     IN WITNESS WHEREOF, Bank and NFC have caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set his hand, this 3rd day of September, 1997.

                              THE NORWICH SAVINGS SOCIETY AND
                              NORWICH FINANCIAL CORP.


                              By: /s/ Daniel R. Dennis, Jr.
                              Daniel R. Dennis, Jr.
                              Their President

                              By: /s/ Michael J. Hartl
                              Michael J. Hartl
                              Executive




                                                     ATTACHMENT A


                             RELEASE

     We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to The Norwich Savings Society (the "Bank") to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

     In consideration for the benefits provided under your Amended and Restated Employment Agreement with the Bank and Norwich Financial Corp. ("NFC"), and more specifically enumerated in
Exhibit 1 hereto, by your signature below you agree to accept such benefits and not to make any claims of any kind against the Bank, its past and present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns, including without limitation NFC, or any and all past, present and future Directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the "Releasees") before any agency, court or other forum, and you agree to release the Releasees from all claims, known or unknown, arising in any way from any actions taken by the Releasees up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute or regulation and any claim for attorneys' fees, expenses or costs of litigation, except that this Release is not intended, and shall not be construed, to release the Bank from any vested obligations it may have under its employee pension benefit plans.

     THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE
YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR
MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED ON ANY ACTIONS
TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE.

     By signing this Release, you further agree as follows:

     1. You have read this Release carefully and fully understand its terms;

     2. You have had at least twenty-one (21) days to consider the terms of the Release;

     3. You have seven (7) days from the date you sign this Release to revoke it by written notification to the Bank. After this seven (7) day period, this Release is final and binding and may not be revoked;

     4. You have been advised to seek legal counsel and have had an opportunity to do so;


                                -2-


     5. You would not otherwise be entitled to the benefits provided under your Amended and Restated Employment Agreement with the Bank had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releasees; and

     6. Your agreement to the terms set forth above is voluntary.


Name:________________________________

Signature:_____________________________ Date:____________________

Received by:___________________________ Date:____________________




                                                        EXHIBIT 1


1.

2.

3.

4.

5.

etc.


NOTE:  THIS EXHIBIT IS TO BE COMPLETED AT THE TIME OF TERMINATION
TO REFLECT ALL BENEFITS AND PAYMENTS MADE UNDER AGREEMENT.

Acknowledged and Agreed:

NORWICH FINANCIAL CORP. AND
THE NORWICH SAVINGS SOCIETY        EXECUTIVE


By____________________________     ____________________________

Their